                                                                   Exhibit 99.2

         This transcript has been edited for clarity and, accordingly, the indicated statements, questions and responses are not necessarily direct quotes.

                              UNITED RENTALS, INC.

                   1st Quarter 2001 Investors Conference Call

                                 April 27, 2001

Operator:

         Good morning, ladies and gentlemen, and welcome to the United Rentals First Quarter Conference call. Please be advised that that this call is being recorded.

         The statements in this conference call and the answers to your questions are intended to provide abbreviated and unofficial background information to assist you in your review of the Company's press releases and official SEC filings. In addition, certain of these statements are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," will," "should," "on-track" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy.

         The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: unfavorable conditions could lead to a decrease in demand and prices for the Company's products and services, acquisitions may become more expensive, may have undisclosed liabilities and may be more difficult to integrate, the Company cannot be certain that it will always have access to the additional capital that it may require for its growth strategy or that its cost of capital will not increase, governmental funding for highway and other construction projects may not reach expected levels, and the Company is highly dependent on the services of its senior management.

         These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

         I will now turn the call over to Brad Jacobs, chairman and chief executive officer. Mr. Jacobs, please go ahead.

Brad Jacobs:

         Good morning everybody. Thanks for joining us on our quarterly conference call. With me today are Wayland Hicks, John Milne, Mike Nolan and Bob Miner.

         As you saw from the press release this morning, we reported financial results in line with the plan that we outlined for you in December. Revenues for the quarter came in at $619 million and EPS was 4 cents. EPS in the quarter was affected by two factors which we talked about in our last call: the lower amount of used equipment we're selling this year, in order to maximize cash flow, and the greater seasonality from the increased size of our traffic control business.

         The first quarter results also reflect our ongoing efforts to take costs out of the business, and Mike will elaborate on this in a moment.

         We've made great progress in reviewing under-performing branches, and have already turned many of them around. We expect to complete this process next month, and anticipate that by the end of the second quarter we will close those stores which continue to under-perform.



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         Later in the call Wayland will speak about the strong momentum in our
National Accounts program, as well as the continued success we've had in raising rental rates.

         We believe we have adjusted well to the current economic uncertainty and remain confident about the underlying strength of United Rentals and the equipment rental industry.

         Now let me pass the call over to Mike to review the numbers in more detail.

Michael Nolan:

         Thanks Brad and good morning everyone. I'd like to take a few moments to go through the financial results that we released this morning.

         During the first quarter, we recorded $619 million of revenues compared to $579 million in the first quarter of 2000. Our rental revenue was up 15.3% year over year, of which 8.2 percentage points was from same store growth, sales of used equipment was down 44.4% and other revenues were up 9.3%. Revenue by line of business was 74.5% from rentals, 6.3% from the sale of used rental equipment, and 19.2% from the sale of new equipment and merchandise and other revenues.

         During the first quarter, gross profit was $203 million, giving us a gross margin of 32.7%. Some of the results of our cost cutting initiatives are apparent, as we had a sequential decline in SG&A expense of $10 million or 8.4%, compared to a sequential decline of 2.4% in the first quarter of 2000. Total SG&A expense was $109 million, or 17.6% of revenue. EBITDA for the quarter was $170.5 million with a margin of 27.5%, and operating income was $68 million with a margin of 10.9%. Our diluted earnings per share was 4 cents on 91.6 million shares.

         Our results for the quarter were influenced by two items: the planned reduction in the amount of used equipment sales in order to maximize cash flow and the increase in the amount of our highly seasonal traffic control business, which records the bulk of its revenue and earnings in the second and third quarters. During the quarter we reduced the amount of used equipment sales by $31 million, which impacted earnings per share by 8 cents. Also, our traffic control business recorded only 14% of its expected annual revenue and had a net loss of $10.8 million. This 12 cents per share loss was 8 cents greater than the loss in last year's first quarter due to the increased size of the traffic control business.

         At March 31 we had assets of approximately $5.12 billion, cash of $26 million, debt of $2.75 billion and equity of $1.81 billion, giving us a net debt-to-total-capitalization ratio of 60%. The original cost of our rental fleet was approximately $3.48 billion, and it had an average age of 28 months. During the first quarter we spent $76 million on net capex compared to $154 million during the first quarter of 2000.

         Earlier this month we were successful in refinancing our senior debt. We replaced our existing senior debt with a $750 million dollar 5-1/2 year revolver, a $750 million dollar 6-1/2 year term loan and $450 million of 7-year senior notes. This refinancing significantly extended our maturities, as our previous revolver would have started to amortize in the third quarter, and gave us additional financial and operational flexibility. The new facilities will also enable us to expand our financing capabilities in the asset-backed securities market, the first $100 million of which we expect to complete next month. Currently, we have about $230 million of available borrowing capacity on our credit facility. Our credit statistics remain strong, with our net debt-to-pro forma EBITDA at 2.76 times and EBITDA-to-interest-coverage of 3.73 times.

         I would now like to pass the call over to Wayland to discuss operations.

Wayland Hicks:

         Thanks Mike. Growth during the first quarter was very much in line with our expectations with same store rental revenue up 8.2%.

         We continue to be successful in raising rental rates. Our rates in the first quarter were up by 1.6% year over year and by 1.25% compared to the fourth quarter of last year. We're achieving larger rate increases in our Rocky Mountain region, as well as in our Northeast region, which includes the New York tri-state area, New England and



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Eastern Canada. Rates were also up in our Southeast region, an area where price competition has been toughest over the past few years. In addition to our own intense efforts to raise rates we believe we are benefiting in the Southeast from actions some of our competitors are taking to correct over-fleeting conditions existing there.

         We continue to experience slight rate declines in our High Reach region, but margins remain very attractive. Our Northeast, Southeast and the West Coast regions performed better than expected; this includes the branches we have in California despite some problems in the overall economic environment in that state.

          Demand in the rest of our regions was consistent with our expectations with the exception of our Traffic Control business and our Midwest region. Our Midwest region performance was lower than expected, which we believe was primarily attributable to softness in the automotive market.

         We spent $98 million during the first quarter for additions to our rental fleet and $17 million on non-rental assets. This compares to the $193 million and $31 million that we spent last year during the first quarter. This is consistent with our plan to reduce capital spending and to improve cash flow this year.

         Our average rental transaction in the first quarter was a little over 7 days and had a transactional value of $202. Dollar utilization was down slightly year over year from 53.7% to 53.3%.9.8% of our rental revenue came from sharing equipment between branches.

         Finally, I would like to point out the continued strong performance of our National Accounts program. Since the beginning of the year we added 228 new National Account customers, bringing the total number of companies in this program to just over 1,400. Last year our National Account customers did $245 million worth of business with us. Our plan for this year is to generate $350 million of National Accounts revenue and based on our performance so far this year, we are confident we should meet or exceed this plan.

         With that, operator, let's open up the call for questions.

Operator:

         We'll take our first question from Sarah Thompson, with Lehman
Brothers.

Sarah Thompson: Good morning. You mentioned that there was a $10.8 million loss in the traffic business. Was that at the EBIT line?

Mr. Nolan:  That's on the net income line.

Sarah Thompson:  What were the comparable numbers for last year?

Mr. Nolan: Last year, the traffic business lost $4 million or four cents a share in the first quarter on about $35 million in revenues. This year, revenues in the first quarter were around $60 million.

Sarah Thompson: Could you tell us the 2000 time periods in which the traffic safety business came in, so we can compare seasonality year-over-year?

Mr. Nolan: We don't have that information at hand here, but it's already been disclosed in our releases and we'll get it for you.

Sarah Thompson: OK. Can you just talk a little bit more about pricing? When you say you've raised prices, are you raising prices across the board? Or is there a significant amount of variation in prices between just different customers. Are you culling the lowest profitable accounts?

Mr. Hicks:  A number of our regions have taken across-the-board price increases.
     Other regions will look for selective areas, such as daily and weekly rentals, rather than take increases on monthly rentals, which is typically a little bit more competitive. Still other regions have taken price increases on what we call


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     ancillary charges, which would include charges for fuel, for damage waiver and so forth. There's been a pretty strong focus throughout the company on raising our rates.

Sarah Thompson: Are you putting on any of the rate increases as surcharges?
         You mentioned fuel. I wasn't sure if it was an absolute rate increase or if we see energy prices come down, those rate increases will come down as well.

Mr. Hicks: It's not likely that the fuel charges would come down. We've put them in progressively over a period of time. We typically charge somewhere between $2.35 a gallon and $3.35 a gallon for fuel.

Sarah Thompson: I think you guys had been looking for $30 million of cost savings and you were only expecting to realize $15 million this year. Mike, from your comments, it looks like you're already down about $10 million in your SG&A expense.

Mr. Nolan: We said that we would aim to realize about two-thirds of that $30 million this year. The $10 million decrease in SG&A was a sequential decline that was somewhat larger than the sequential decline we normally have each year anyway. So only a portion of the $10 million was specifically related to cost cutting.

Sarah Thompson: So, we should look for $20 million in cost savings for the year?

Mr. Nolan:  Correct.

Sarah Thompson:  And are you giving any guidance on the second quarter?

Mr. Jacobs: We aren't giving guidance quarter by quarter, but you know there's a range for the full year out there. I will say that the second quarter is starting off on a good foot.

Operator:  We'll take our next question from Barry Bannister, with Legg Mason.

Barry Bannister: By your previous guidance I was thinking that your used equipment sales were going to decline on the order of 71% for the full year. The decline in the first quarter was much smaller. Now, if you had achieved the margin that I would have expected on the used equipment sales and were down 71%, you would have lost about six cents in the quarter. But you beat the street by a penny. I think a lot of it came from the fact that your used equipment sales didn't fall as much as we had thought. Could you address that question?

Mr. Nolan: Barry, we'd always planned on front-end loading some of the $100 million because we wanted early on to cull out some of our older fleet and off-spec fleet. We thought that if the market did go down, they would go down first on that equipment. We wanted to sell ahead of that weakness.

Barry Bannister: I guess what I'm saying is you sold less used equipment than I thought you would.

Mr. Nolan: We expected sales of equipment to be down by 70% year over year so that sales would be $100 million for the full year. But we front loaded some of that $100 million in the first quarter. We sold $39 million of the $100 million during the first quarter.

Barry Bannister: When I look at the cost of goods sold on rental equipment, it deteriorated. Cost, as a percentage of rental revenues, went up by 600-odd basis points year over year. That's a pretty significant decline, considering your year-over-year comparisons for utilization weren't that bad and your pricing was up. Could you address that?

Mr. Nolan: 270 basis points of that was from an increase in operating leases over the first quarter last year. 390 basis points was from incremental traffic control business, which, as we pointed out, is much more seasonal. We would have seen about a 30 basis point improvement in that line item if you were to exclude the incremental operating leases and traffic control business.


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Operator:  And we'll take our next question from Carla Casella, with JP Morgan.

Carla Casella: My question is about the National Accounts business. How much of the new accounts that you signed is actually cannibalization of other customers you were already serving on a non-national basis?

Mr. Hicks: Not a lot of it is cannibalization, although this will vary from account to account. What typically happens is that customers who were doing business with one local branch decide that they want to take advantage of branches throughout the many regions where they do business. We almost invariably get substantial growth on a year-over-year basis from an account once it's joined our National Account program.

Carla Casella: So the increase from $245 million to $350 million is incremental revenue?

Mr. Hicks:  That's basically right -$100 million in mostly incremental revenue.

Operator:  And we'll take our next question from Dax Vlassis, with ECF Value
     Fund.

Dax Vlassis: I was curious on the rate on the revolver and the term loan. And also, could you address the fees associated with the new bank facility and also address the increase in the interest rate from redoing your bank deal? Thanks.

Mr. Nolan: The bank deal is on a grid. The starting point was 200 basis points over LIBOR for the revolver. The rate on the term portion is 300 basis points over LIBOR. We paid up-front fees in the bank deal in the $10 to $12 million range and similar amounts on the senior notes that we issued. Because we termed out the debt with $450 million of senior unsecured, we'll probably have about $18 to $20 million of additional annual interest expense.

Operator:  And, we'll take our next question from Mike Kender, with Salomon
     Smith Barney.

Mike Kender: Can you give us some color on how the traffic business is shaping up in April? I realize that it's early in the quarter.

Mr. Hicks: We did get off to a slightly slower start than we had expected but the order book at the end of March was quite strong. We had an order book of about $224 million, which was up 24% on a year-over-year basis. And we think the second and third quarter should be really solid quarters for that business.

Mike Kender:  And how's the pricing in that business?

Mr. Hicks:  We're also trying to take price increases at most locations.

Mike Kender: OK. And on operating leases, how much of your fleet is leased now?

Mr. Nolan: We have about $520 million. We started the year with $550 million and we recently paid off a $31 million synthetic lease.

Operator:  And we'll take our next question from Stacy Devine, with Deutsche
     Bank.

Stacy Devine:  What was your cash from operations?

Mr. Nolan:  Our net cash provided by operating activities was about $56 million.

Stacy Devine: OK. Your net cap ex was $76 million in the first quarter. Are you still looking for about net $300 million for the year?

Mr. Nolan: Our goal is for $390 million of free cash from operations after cap ex.


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Stacy Devine:  And that's still on target?

Mr. Nolan:  Yes.

Stacy Devine: I know you haven't given first or second quarterly guidance, but you have provided full year guidance. Are you still comfortable with the range that you provided?

Mr. Jacobs: We are. First Call is lower than where the company is. Somewhere between the $1.89 or so that's on First Call and the $2.00-$2.10 we have in our internal business plan is probably the right range, depending on where you think the economy is going and how fast you think TEA-21 is going to roll out.

Stacy Devine: You said the traffic control order book was up 24% year over year at the end of March. How much of that reflects acquisitions? Can you break out how much is more than internal growth improvement?

Mr. Hicks: That 24% growth on backlog is on a same-store basis. So, it's all internal growth.

Stacy Devine: You mentioned that the traffic control business got off to a slower start. Is your positive outlook based on the order book, or are you actually starting to do more business?

Mr. Hicks:  We're beginning to see that starting to occur.

Operator:  And, we'll take our next question from John McGinty, with First
        Boston.

John McGinty: Could you talk about used equipment prices? In other words, even though your sales are down, what are you finding in terms of realizations? Are they firm? What's the trend out there?

Mr. Jacobs: It is surprisingly stable. Three months ago, we were expecting them to be lower now than they actually are. You still see some pockets here and there in certain auctions. We can get certain bargains, but even those bargain opportunities are fewer than we had expected. Generally speaking, the used equipment market is pretty OK. It's pretty solid.

John McGinty: You said the average age of your fleet was 28 months. Could you remind us where you would expect that to be at 12/31/01?

Mr. Nolan:  We project 32 months.

John McGinty:  And, does it stay there?

Mr. Nolan: That depends on how we want to operate the business in `02, which is going to depend on the economic outlook.

John McGinty: It's extremely impressive that your rates are up. Am I correct that your rates are not only up year over year, but they're also up one-and-a-quarter points sequentially?

Mr. Hicks: That's correct, although some of this may be seasonal or mix-related.

John McGinty: And yet, when you were doing the road show, you were conservative in assuming virtually no increase on a year-over-year basis.

Mr. Hicks: You're right. When we put our plan together, we were assuming flat prices through the year. We thought that this would be more conservative given the overall economic environment.

John McGinty: Given that the Northeast, the Southeast and the Rockies and the West Coast are pretty good, and used equipment prices are stable, what can you say about the economy? I mean, if you stay right where you are, don't you get a full year increase that's about one-and-a-half percent on a year over year basis?


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Mr. Jacobs: That's the bullish outlook. But, it really depends on the lag time between interest rate changes and the resulting change in the level of construction activity. If you think that the classic traditional timeframe of two to three quarters still applies, then the worst is over and we should get good increases. On the other hand you can take the view that the lag time will be longer, maybe because the economy was so strong for an unprecedented eight, nine, 10 years of expansion. If that happens, more time will have to pass before there's a solid upturn, and things could deteriorate first.

         So far, we are pleasantly surprised with our ability to pass along price increases, which we're focusing very intensely on all over the place, and our ability to maintain stable used equipment prices. We'll see how factors outside of our control will change over the balance of the year.

John McGinty: Even if the economy is a little bit choppier than it now appears it's going to be, isn't it safe to say that because of the way you've focused on the traffic business, just the advent of the TEA-21 money finally coming in will give you a fair amount of wind at your back?

Mr. Hicks: When we put our plan together we expected that the TEA-21 funds would roll out a little faster. But we do anticipate that we'll get fairly substantial growth on this business.

John McGinty: You alluded to the issue of under-performing stores and that by the end of this second quarter you will have either fixed them or closed them. How many have you closed so far, if any? And how many would you anticipate closing, if you haven't closed them yet? What's your decision date?

Mr. Jacobs: We're looking at roughly 30 stores. Up until this quarter we used to do our operating reviews based on our geographic, traffic and aerial regions. We're now focusing primarily on our under-performing stores. So we picked the 30 lowest performing stores and we've reviewed most of them, but not all of them. We've come up with action plans for many of these stores and are developing plans for the others. We can't give you a number until we finish all our reviews and see how each store performs over the next 30 to 60 days under its new plan.

         You know the saying that there's nothing like a threatened hanging to focus the mind. People are focused very clearly on turning these things around very quickly. Some of them will be turned around. And some of them, frankly, won't be turned around. For various reasons, they can't be turned around. They won't get profitability up to the levels that we need and we'll have to close those.

John McGinty: If those 30 stores were performing at an average or an above average level as opposed to performing where they were, what kind of an annualized swing would there be in earnings?

Mr. Jacobs: I'd just be picking a number out of the air. There are so many variables and moving parts here. But it's certainly important and it's meaningful. By taking these actions, we can generate significant cash flow and earnings. And we can also save on cap ex by diverting some of the equipment in those under-performing stores to other places that have significantly higher utilization.

Operator:  We'll take our next question from Carey Callaghan, with Goldman
         Sachs.

Carey Callaghan: Your sales of equipment and merchandise and other had a nice increase in the margin, up to 27%. Can give us a little more insight into the mix of what's in that line?

Mr. Nolan: The line item includes mainly three areas: new equipment sales, merchandise and service and parts. We were expecting to see and did see a decline year over year in new equipment sales. But we saw a very nice pop in the higher-margin service and parts area and, to some extent, in merchandise. That shift in mix and some margin increases in both the merchandise and service areas is what drove the increase in the margin.

Carey Callaghan: OK. Can you comment briefly on pricing discipline by competitors? Is it part of your ability to raise prices? And then, can you comment on what channel you used for your used equipment sales?



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Mr. Jacobs:  I don't think we used any auctions for our used equipment sales.
         We sold the equipment through our retail customer base, which right now is the best place to put that equipment.

         On pricing, you're seeing different pricing actions by different competitors. And interestingly, you're seeing a lot of stripes changing. Some competitors who were price cutters in the past are now holding the line and even raising rates. Others who were more disciplined in the past are now lowering rates.

         On balance, we are trying to largely ignore what our competitors are doing because, indirectly, that's funneled into our time and dollar utilization. And that's how we set rates. We set rates internally by referring to how our equipment is moving. And, if we've gotten good utilization, we have no incentive to discount rates, even if we're in a market where some competitors are lowering rates.

         If a customer comes in and says, "I can get it so much cheaper from somebody else" and we have great utilization, we hate to lose a sale but we still say, sorry, "go ahead and go across town and take it." On the other hand, where we have pockets of lower utilization and we haven't yet executed a plan to right-size and right-complexion our fleet in that market and there's some imbalance there, there we've got to be a little more flexible on prices. The exercise is based on what our utilization is doing, not on what the competitors are doing per se.

Operator: And, we'll take our final question from Suzanne Douglas, with Deutsche Bank.

Suzanne Douglas: A couple of things I wanted to follow up on, first the branch review. Do you think that the review will be completed by the second quarter, so we'll see any associated charge in the second quarter?

Mr. Jacobs:  Yes to both parts of that question.

Suzanne Douglas:  And the anticipated range of the charge?

Mr. Jacobs: $25-$40 million, that kind of range. Again, it all depends on where we come out in some of these branches and whether they're able to turn themselves around and we keep them going or whether we just throw in the towel and close them.

         One comment because there's been a lot of press on the under-performing stores. We have, roughly, 750 stores and we're looking at 30 of them, or less than 5%.

Suzanne Douglas:  What portion of the charges would be cash versus non-cash?

Mr. Nolan:  We won't have that number until we identify the specific stores.
         The number will depend, for example, on whether the store is on real estate we own or on real estate that we lease, whether the store is a cold start, and how much goodwill is attributable to it.

Suzanne Douglas: OK. You had talked about your plans to buy about 15% of your annual equipment purchases in the auction market to take advantage of some opportunities there. What were your purchases at auction in the first quarter?

Mr. Hicks: We are running a little bit lower than we would have liked to.
         And I think that's attributable to what Brad said earlier. The prices for used equipment are more stable than we anticipated when we put our plan together. Through the first quarter, we purchased about $6.5 million worth of used equipment at auctions. The savings were running in the 25 to 30% range.

Suzanne Douglas: You said earlier that 270 basis points of the margin compression was from an increase in operating lease expense. What was the operating lease expense in the first quarter of this year and the year ago period?

Mr. Nolan:  The incremental amount over last year was about $12 million to $12.5 million. Our full expense was probably somewhere around $23 to $24 million.

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Suzanne Douglas:  Has that peaked out?

Mr. Nolan: Probably. Also, as part of our recent refinancing, we paid off a $31 million synthetic lease.

Suzanne Douglas: OK. The last component of your new bank covenant is an EBITDAR calculation. What was your straight amortization in the quarter?

Mr. Nolan: I don't have the exact number with me, but it's probably around $15 to $16 million.

Operator: This concludes today's question-and-answer session. I would like to turn the conference back over to Mr. Jacobs.

Bradley Jacobs: Thank you very much for everyone's interest and attention and the questions. We look forward to seeing you over the quarter when we're on the road and having another conference call in 90 days.

                                       END

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